Exhibit 3.10

LEASE SCHEDULE NO. 002

“This Lease Schedule No. 002 replaces Lease Schedule No. 001R.”

This Lease Schedule is issued pursuant to the Lease Agreement Number KN020819 dated February 8, 2019. The terms of the Lease Agreement and serial numbers contained on Certificates of Acceptance Number KN020819-001-001 are a part hereof and are incorporated by reference herein.

LESSOR: Farnam Street Financial, Inc., 5850 Opus Parkway, Suite 240, Minnetonka, MN 55343

LESSEE: Knightscope, Inc., 1070 Terra Bella Avenue, Mountain View, CA 94043

SUPPLIER OF EQUIPMENT: Knightscope, Inc.

LOCATION OF EQUIPMENT: Same as above

Initial Term of Lease from Commencement Date: 14 Months

Monthly Lease Charge: Months 1 thru 2: $0.00; Months 3 and thereafter $121,128.88

Delivery and Installation: Currently Installed under Lease Schedule No. 001R and transferring to this Lease Schedule on April 1, 2020

Commencement Date: April 1, 2020

EQUIPMENT

MANUFACTURER	QTY	MACHINE/MODEL	EQUIPMENT DESCRIPTION (including features)

See Attachment A

The total Equipment cost on this Lease Schedule is $3,000,000.00.

Provided that (i) this Lease Schedule No. 002 is executed by Lessee and returned to Lessor no later than April 30, 2020 and (ii) Lessee has paid all of the Monthly Lease Charges under Lease Schedule No. 001R through March 31, 2020, then Lease Schedule No. 001R will terminate effective March 31, 2020 and all Equipment Installed there under shall transfer to this Lease Schedule and be deemed Installed and Accepted, as those terms are defined in the Lease Agreement, effective April 1, 2020. The original cost of all the Equipment transferring from Lease Schedule No. 001R to this Lease Schedule is $3,000,000.00, and that amount shall be the amount installed hereunder.

ALL MONIES PAID, INCLUDING SECURITY DEPOSITS, PAID UNDER LEASE SCHEDULE NO. 001 AND 001R, THROUGH AND INCLUDING MARCH 31, 2020, SHALL BE RETAINED AS INCOME BY LESSOR AND SHALL NOT OFFSET ANY AMOUNTS DUE HEREUNDER.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE LEASE AGREEMENT, at the expiration of the Initial Term of the Lease, Lessee shall exercise one of the following options:

1.	purchase some or all of the Equipment at the expiration of the Initial Term of the Lease for a purchase price of forty-five (45) percent of the original cost of the Equipment upon satisfaction of the following conditions: (a) Lessee gives Lessor written notice at least 120 days but not more than 180 days before the expiration of the Initial Term of the Lease of Lessee’s election to purchase the Equipment hereunder; (b) Lessee pays the purchase price (plus applicable taxes) on or before the expiration of the Initial Term of the Lease; and (c) if Lessee purchases less than all of the Equipment, Lessee executes Lessor’s documentation to both remove the Purchased Equipment from the Lease Schedule and confirm that remaining Equipment shall renew according to section 2 below on a prorated basis If there is a default in the Lease existing when the purchase price is received, Lessor may apply the funds received to cure the default. .

2.	if Lessee for any reason does not purchase all of the Equipment pursuant to and in accordance with the option granted in section 1 above, then this Lease Schedule, with respect to all the Equipment not purchased pursuant to section 1 above, shall renew for a renewal period of 24 months beginning at the expiration date of the Initial Term of this Lease Schedule at a Monthly Lease Charge of fifty-five (55) percent of the Initial Term Monthly Lease Charge. Lessee shall have the option to purchase Equipment beginning at the end of month twelve of the renewal period for twenty (20) percent of the original cost. At the end of this renewal period, the Lease Schedule shall continue or terminate according to the provisions in the Lease Agreement.

Every Term is Agreed to and Accepted:	Every Term is Agreed to and Accepted:
FARNAM STREET FINANCIAL, INC.	KNIGHTSCOPE, INC.
“LESSOR”	“ LESSEE”

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date: